Exhibit 15.1

November 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, dated May 6, 2014, August 5, 2014, and November 5, 2014, respectively, on our review of interim financial information of Tenneco, Inc. for the three month periods ended March 31, 2014, the three and six month periods ended June 30, 2014 and the three and nine month periods ended September 30, 2014 and 2013 and included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 are incorporated by reference in this Registration Statement on Form S-3.

Very truly yours,

PricewaterhouseCoopers LLP